UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 1, 2017

CELLDEX THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-15006	13-3191702
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

Perryville III Building, 53 Frontage Road, Suite 220,
Hampton, New Jersey	08827
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (908) 200-7500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously announced, Avery W. Catlin, former Senior Vice President and Chief Financial Officer of Celldex Therapeutics, Inc. (the “Company” or “Celldex”), retired on June 30, 2017 and Sam Martin, age 46, was promoted to the position of Senior Vice President and Chief Financial Officer on July 1, 2017.    Mr. Martin joined Celldex as the Director of Financial Reporting, Planning and Analysis in April 2009 and has held roles of increasing responsibility and leadership. Prior to joining Celldex, Mr. Martin served as the Director of Finance and Corporate Compliance for Alseres Pharmaceuticals, Inc., where he was responsible for managing the financial and SEC reporting and the annual budget and planning process. Mr. Martin began his career at Ernst & Young LLP, holding various positions prior to completing his tenure as Audit Manager, where he provided audit, review, due diligence and consulting services to public and private companies in the biotechnology, medical device, health care, high technology, manufacturing and consumer product industries. Mr. Martin received an M.B.A. from Boston University, a B.S. from Skidmore College and is a Certified Public Accountant.

Concurrent with Mr. Martin’s promotion, Mr. Martin and the Company entered into an employment agreement dated as of July 1, 2017 (the “Employment Agreement”). The Employment Agreement provides, among other things, for:  (i) an initial term through December 31, 2017 (the “Initial Term”), subject to automatic renewal for successive one year terms unless either party provides ninety (90) days prior written notice of its intent not to renew; (ii) an annual base salary of $293,000; (iii) eligibility for an annual bonus having a target of 35% of his then base salary; and (iv) in the event that his employment is terminated without “cause” or she resigns “for good reason” (each as defined in the Employment Agreement), or his employment is terminated at the end of the Initial Term or a Renewal Term as the result of the Company providing notice of non-renewal: (x) a lump sum cash severance payment equal to 100% of the Executive’s then existing annual base salary (not including bonus) and (y) in the event she timely elects to continue his health insurance employee benefits pursuant to COBRA, monthly payments equal to the applicable COBRA costs for a period of eighteen months (the “Supplemental Payments”) and (iv) in the event of termination without “cause” or resignation “for good reason” by the Executive within one year immediately following a Change in Control (as defined in the Employment Agreement): (w) accelerated vesting of any unvested Equity Awards (as defined in the Employment Agreement), (x) a lump sum cash payment equal to twenty-four (24) times Executive’s highest monthly base compensation (not including bonus) during the twenty-four month period prior to the date of termination, (y) 150% of the highest annual discretionary bonus received by the Executive during the two full fiscal years prior to the date of termination  and (z) the Supplemental Payments.

The foregoing description of the Employment Agreement is intended to be a summary and is qualified in its entirety by reference to such document, which is attached as Exhibit 10.1 and is incorporated by reference herein.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits
10.1	Employment Agreement, dated July 1, 2017, by and between Sam Martin and Celldex Therapeutics., Inc.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELLDEX THERAPEUTICS, INC.

By:	/s/ Sam Martin
Name: Sam Martin
Title: Senior Vice President and Chief Financial Officer

Dated: July 5, 2017